                                                                   EXHIBIT 10.21

December 17, 2002     [GENENCOR INTERNATIONAL LOGO]   925 Page Mill Road
                                                      Palo Alto California 94304
Re: Letter Agreement                                  650.846.7500
                                                      650.845.6500 fax
                                                      www.genencor.com

Dear Debby Jo,

For reasons we previously discussed, your employment with Genencor International, Inc. (the Company") will cease effective December 31, 2002. We have prepared this letter (the "Letter Agreement") in order to place in writing the terms of your separation from the Company.

Termination of Employment

Your employment with the Company will terminate on December 31, 2002 (the "Termination Date").

On the Termination Date, you will be paid your base salary and any accrued but unused vacation earned through that date. You will continue to participate in the Company's Variable Pay Plan (the "VPP") through fiscal year 2002, and shall receive any bonus to which you are entitled under that program as well as any payment approved by the Board of Directors of the Company as it relates to the Company's 2002 financial and technical milestones. You will not participate in the VPP or any other Company bonus plan, after December 31, 2002. Except as specified herein, all of your employment benefits will cease as of December 31, 2002.

Compensation & Benefits

The Company will provide you with the following compensation and benefits after the Termination Date:

1) Salary continuation, at your monthly rate of base salary ($325,000 annually), minus applicable withholdings, for a period of eighteen (18) months following the Termination Date;

2) If you elect to continue your health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA:) following the termination of your employment, then the Company will pay for your monthly premium expenses under COBRA for up to eighteen (18) months following the Termination Date, and

3) Executive outplacement services provided by an outside firm mutually agreeable to both you and the Company up to $12,000.

         Additional details regarding other benefit plan options you may have following termination of employment will be mailed to you in a separate benefits letter.

Additional Compensation & Benefits

In consideration for the release contained in this Letter Agreement, the Company agrees to provide you with the following compensation and benefits, which you would otherwise not be entitled to receive:

1) The Company will pay you a lump sum payment of $10,000, minus applicable withholdings;

2) The Company will pay or reimburse you for reasonable tax preparation services from PricewaterhouseCoopers, LLP, for calendar year 2002; and

3) You have an Option to purchase 197,011 shares of the common stock of the Company (the "Option") under the Company's 2002 Omnibus Incentive Plan (the "Plan"), pursuant to an Award Notice dated August 21, 2002 (the "Award Notice"). You have vested in one third (1/3) or 65,670 of the total number of the shares (the "Class 1 Vested Shares"). The remaining two thirds (2/3) of the total number of shares of the common stock of the Company underlying the Option are unvested. The Company will allow you a period of two (2) years following the Termination Date to exercise the Class 1 Vested Shares. The company will further accelerate the vesting of an additional 65,671 shares, or fifty percent (50%) of the balance of your unvested shares rounded to the nearest whole share (the "Class 2 Vested Shares"). The company will allow you a period of one (1) year following the Termination Date to exercise the Class 2 Vested Shares. Your vesting and all other rights related to the remaining unvested shares underlying the Option will cease on the date of your signature below. Your rights and obligations with respect to the Class 1 & 2 Vested Shares shall remain subject to all terms of the Plan and the Award Notice following the Termination Date. To the extent the terms of the Plan or the Award Notice conflict with the terms of this Letter Agreement, the terms of this Letter Agreement shall govern.

You shall remain bound by your continuing obligations under the Officer Confidentiality, Non-Disclosure and Non-Competition Agreement dated May 1, 2000 (the "Confidentiality Agreement") and your Invention Disclosure/Assignment Agreement dated May 1, 2000 (the "Invention Agreement"), which are attached to this Letter Agreement as Exhibits A and B, respectively. In addition, any additional restrictive covenants that are contained in any other agreement between you and the Company, including, but not limited to, any indemnification agreement in existence on the Termination Date, shall survive the Termination Date and be enforceable in accordance with their terms.

You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Letter Agreement.

Release

In consideration of the benefits provided to you under this Letter Agreement that you would otherwise not be entitled to receive, you agree to fully and forever release, waive, discharge (and promise not to sue or otherwise institute or cause to be instituted) any legal or administrative proceedings against the Company, and any of its officers, directors, attorneys, insurers, shareholders, predecessors, successors, affiliated or related companies, agents, current and former employees, representatives, and other agents, and assignees thereof, with respect to any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of any nature, kind, and description, whether in law, equity or otherwise, whether or not now known or ascertained, which currently do or may exist, including without limitation any matter, cause or claim arising out of or related to or connected with your hire, employment with the Company or its predecessor, or the termination therefrom, as well as any act or omission by the Company, and any of its officers, directors, attorneys, insurers, shareholders, predecessors, successors, affiliated or related companies, agents, employees, and assignees thereof, occurring on or before the date of this Letter Agreement. Such liabilities, claims, demands, contracts, debts, obligations and causes of action, include but are not limited to any claims for unpaid or late wages, severance, stock options, retirement, pension benefits, or other benefits, penalties, breach of contract, breach of the covenant of good faith and fair dealing, infliction of emotional distress, misrepresentation, fraud, claims under Title VII of the Civil Rights Act, under the California Fair Employment and Housing Act, under the Employment Retirement Income and Security Act, under the California Labor Code, and under any other statutory or common law claim relating to employment, and any act or omission by the Company occurring on or before the date of this Letter Agreement except any claims for: (1) your current vested benefits under the Company's 401K Plan, (2) rights to indemnification under California Labor Code section 2802, (3) workers' compensation benefits, and (4) unemployment insurance benefits under California law.

In consideration of the promises and covenants contained herein, the Company agrees to fully and forever release, waive and discharge any claims it has against you, for any act or omission by you occurring on or before the date of this Letter Agreement, except any claims relating to: (1) the Confidentiality Agreement; (2) the Invention Agreement; (3) the Award Notice; (4) the Plan; (5) a breach of any obligations to protect the proprietary information of the Company; and (6) this Letter Agreement.

You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor." Furthermore, you and the Company agree and understand that if, hereafter, either party discovers facts different from or in addition to those which are now know or believed to be true, that the waivers of this shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

You understand and agree that you are waiving any right to bring any claim of age discrimination, as well as any other claim. You also understand that in accordance with the federal Older Workers Benefit Protection Act of 1990, and any amendments thereto, you have up to twenty-one (21) days after receipt of this Letter Agreement within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this Letter Agreement during which time you may revoke this agreement. If you wish to revoke this agreement, you may do so by delivering a letter of revocation to Richard Ranieri, Senior Vice President, Human Resources. Because of this revocation period, you understand that the agreement set forth in this Letter Agreement shall not become effective or enforceable until the eighth day after the date you sign this Letter Agreement.

Nothing contained in this Letter Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of the law.

In addition to the restrictive covenants in your Confidentiality Agreement and Invention Agreement, you agree that you will not, for a period of two (2) years following the Termination Date: entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company. The restrictive covenants described in this paragraph shall be hereinafter referred to as the "Non-Solicitation Covenants." You agree that the Company may suffer irreparable harm should you breach the Non-Solicitation Covenants, and therefore agree that the Company, notwithstanding the arbitration provision contained herein, may seek and obtain injunctive relief as a remedy for any such breach by you.

You agree that you will not disclose to others the fact or terms of this Letter Agreement to anyone outside of your immediate family, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you. You agree not to make any derogatory statements about the Company or any of its current or former agents, attorneys, representatives, employees, officers, directors, successors, predecessors, assigns, parent corporations, subsidiaries, or affiliated companies. Should you breach the covenants contained in this paragraph, the Company shall have the right to declare this Letter Agreement null and void, and may cease payment of and recover any compensation or benefits provided to you under this Letter Agreement that you would not otherwise have the right to receive.

You agree that this Letter Agreement, the Confidentiality Agreement, the Invention Agreement, the Award Notice, the Plan, as well as any agreement(s) expressly set forth herein, contain the entire agreement between you and the Company, and that you are not relying on any representation or promise that does not appear in this Letter Agreement. You agree that except as expressly provided in this paragraph, this Letter Agreement renders null and void any and all prior agreements between you and the Company, including your Employment Agreement with the Company dated May 1, 2000 (the "Employment Agreement"). Any rights or benefits that you may have under your Employment Agreement will terminate upon your execution of this Letter Agreement.

Both you and the Company agree that any and all disputes which arise out of or relate to this Letter Agreement or any of the subjects hereof shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and you expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The only claims not covered by this agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers' compensation benefits under any of the Company's workers' compensation insurance policy or fund; or
(iii) claims connected with the Confidentiality Agreement or the Invention Agreement. With respect to such disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law. Binding arbitration will be conducted in Santa Clara County, CA in accordance with California Code of Civil Procedure section 1282, et seq., and the rules and regulations of the American Arbitration Association then in effect for resolution of commercial disputes. You will bear your own respective attorneys' fees and you and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. The arbitrator may not award attorneys' fees to the other party unless a statute or contract at issue specifically authorizes such an award.

The construction, interpretation and enforcement of this Letter Agreement shall be governed by the internal laws of the State of California, without regard to the conflict of laws rules of any jurisdiction.

I apologize for the formality of this letter, but it is important that we ensure that all potential issues that may arise regarding this agreement are clearly addressed. On behalf of Genencor, I wish you the very best in your future endeavors.

                                   Sincerely,

                                   /s/ Richard J. Ranieri
                                   ---------------------------------------
                                   Name:  Richard J. Ranieri
                                   Title: Senior Vice President, Human Resources

                  My agreement with the above terms is signified by my signature below.

Dated: December 17, 2002                        /s/ Debby Jo Blank
                                                --------------------------------
                                                Debby Jo Blank

                                    EXHIBIT A

                     OFFICER CONFIDENTIALITY, NON-DISCLOSURE
                          AND NON-COMPETITION AGREEMENT

         THIS AGREEMENT is made as of the date last written below by and between Genencor International, Inc. ("GCI"), a Delaware Corporation having a principal office at 925 Page Mill Road, Palo Alto, California 94304-1013 and Debby Jo Blank, M.D. ("Employee"), residing at 318 Colina Court, La Jolla, California 92037.

         WHEREAS, the Employee is an employee of GCI who, during the course of such employment, will be working upon and have access to certain confidential information, processes, technical data, trade secrets, know-how and other business information of a confidential nature belonging to GCI; and

         WHEREAS, GCI and the Employee wish to enter into certain covenants to preserve and foster their respective business interests and, in certain respects, their future cooperation with their fellow employees; and

         WHEREAS, employees similarly situated as the Employee are separately covenanting and agreeing not to compete with GCI should they leave the employment of GCI under certain defined circumstances; and

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants herein contained, and in consideration of GCI's employment of the Employee for such period or periods as may from time to time be mutually agreed upon, and of the wages or salary paid or agreed to be paid to the Employee, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Confidentiality and Non-Disclosure. The Employee agrees and covenants that she will not, at any time during her employment by GCI and for a period of five (5) years after her employment without the prior written authorization of GCI, disclose to any unauthorized person any formulas, methods, compositions, trade secrets, secret processes, technical data, confidential business information or other know-how or matters of a secret, proprietary or confidential nature relating to GCI on its business which the Employee gained access to or knowledge of during or by reason of her employment with GCI. The foregoing obligations regarding non-disclosure shall not apply to information which: (a) was in the Employee's possession before receipt from GCI; or (b) is or becomes a matter of public knowledge through no fault of the Employee; (c) is disclosed by GCI to a third party without duty of confidentiality on the third party; or (d) is disclosed under operation of law, if possible in conformity with Exhibit C.

         2.       Non-competition.

                  A. In the event of the Employee's voluntary withdrawal from GCI's employment or GCI's discharge of the Employee for cause as defined in paragraph 7 of the Employment Agreement to which this Exhibit A is appended, until the expiration of a 24 month period commencing on the date of the termination of her employment, the Employee shall not engage or compete directly or indirectly, as a principal, on her own account, or as a shareholder in, or employee of, any corporation or legal entity selling, manufacturing or developing products in the field of Industrial Enzymes which are or may be competitive with those marketed or being developed by GCI on the date of the termination of her employment. (If the Employee is unaware of GCI's development of any projects at the time of the termination of her employment, GCI retains the discretion as to whether to inform the Employee of products it is then developing or considering to develop, but if GCI chooses not to inform the Employee of the development of any project currently being pursued or considered by GCI, all of which are unknown by the Employee, this will not bar the Employee from obtaining employment with a competitor.) The foregoing non-compete restrictions shall likewise apply to employment or competition in any other field of business in which, on the date of employment termination, GCI is manufacturing or selling products in commerce, or for use in commerce, in excess of 10.0 Million U.S. Dollars annually or has committed to commercialize with internal resource expenditures in excess of 5.0 Million U.S. Dollars or has signed a binding contract with a third party concerning such other field of business in which the value to be received by GCI is in excess of 5.0 Million U.S. Dollars. The Employee, further, shall not extend credit or lend money for the purpose of establishing or operating any such business, nor furnish any information (including the information subject to the restriction in paragraph I above) or give advice, either directly or undirectly, to any such third party corporation or business entity of any kind. The non-compete restrictions of this paragraph A shall apply, in the case of a large corporation conducting business in diverse business fields only to employment or competition in that unit, division, subsidiary or other part of such corporation (or other legal entity) in competition with GCI in the fields defined herein and shall not preclude Employee from being engaged or employed by such corporation in other non-competitive fields as provided for in paragraph 4.

                  If the Employee is involuntarily terminated without cause, she will receive Termination Compensation for the period specified unless she becomes employed by a competitor as previously defined herein. At that time, all compensation from GCI ceases.

                  For a period of twenty-four (24) months following the Employee's termination from GCI, the Employee agrees to disclose the name of any employer to the Chief Executive Officer two weeks in advance of her employment with any competitor, non-competitor, business or her embarking upon self-employment or consulting.

                  B. It is recognized by GCI and the Employee that her efforts, and those of her fellow employees are critically important to the overall profitability of GCI. The future profitability of GCI is also linked to the continuing services of the Employee and the covenant of the Employee not to compete with GCI should she choose to leave the employ of GCI.

                  C. It is understood and agreed that the present and proposed business of GCI is becoming increasingly competitive and that there is an ever increasing risk that competing companies may seek to hire the employees of GCI who are critical to its continued success, not only because of the abilities of such employees, but also because of the proprietary knowledge acquired by such employees while at GCI.

         3. Exception for Publicity-Traded Companies. The foregoing agreement not to compete shall not prohibit any Employee from owning stock as an investment, debentures, warrants or similar instruments in any company whose stock is traded on a national securities exchange or over-the-counter so long as such ownership interest is less than five percent (5%) of the outstanding and traded stock, debentures or warrants, as the case may be.

         4. Alternative Employment. The foregoing covenant and agreement is not intended to and shall not prevent the Employee from seeking or accepting alternative employment with other business entities customer or suppliers of GCI so long as such business entities, customers or suppliers are not in the business of selling, manufacturing or developing products in the field of Industrial Enzymes or products in other field(s) of business as referred to above which are or may be competitive with those being marketed, developed or proposed for development by GCI within two (2) years after the date of the termination of the Employee's employment.

         5. Equitable and Legal Remedies. The parties hereto agree that no remedy of law will be adequate to compensate GCI for a violation of this Agreement; and the Employee hereby agrees that in addition to any legal or other rights that may be available in the event of a breach hereunder, GCI may seek equitable relief to enforce this Agreement in any court of competent jurisdiction. Any actions or proceedings brought regarding this Agreement shall be venued in the Northern District of California.

         6.       Miscellaneous.

                  A. This Agreement and all rights and obligations hereunder shall be governed and construed in accordance with the laws of the State of California.

                  B. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successor and assigns.

                  C. This Agreement shall not be modified, amended, assigned, canceled or superseded except in writing signed by GCI and the Employee.

                  D. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels all prior or collateral agreements, proposals and understandings, whether written or oral, relating to the subject matter hereof.

                  E. No failure on the part of GCI or of the Employee to exercise, and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any right or remedy.

                  F. If any provision of this Agreement shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  G. All notices, requests and demands shall be in writing by certified mail, return receipt requested, addressed to the respective parties hereto at their respective addresses first hereinabove set forth or to such other address as either party shall designate in a written notice similarly given to the other party.

                  H. The masculine pronoun, wherever used herein, shall be construed to include the feminine and the neuter, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, where appropriate.

                  I. This Agreement may be executed in two counterparts, each of which shall be deemed an original and constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date last written below.

                          GENENCOR INTERNATIONAL, INC.

                           By: /s/ W. Thomas Mitchell
                               ------------------------------
                               W. Thomas Mitchell, President

                           By: /s/ Debby Jo Blank
                               ------------------------------
                               Debby Jo Blank, M.D., Employee

                          Date: 5-1-00

                                   EXHIBIT B

                   INVENTION DISCLOSURE/ASSIGNMENT AGREEMENT

         It is my understanding that Genencor International, Inc., (hereinafter called "GCI") is engaged in the business of industrial biotechnology, including research, development and manufacturing. I also understand that, as is generally customary, GCI requires its employees to assign to it all right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (hereinafter separate or collectively called "rights") in the field of employment of its various employees and that it is essential for the full protection of the business of GCI that employees shall not disclose classified or confidential or proprietary Company information regarding such business, with which information they have or may become acquainted during the period of their employment.

         Therefore, in consideration of my employment or continued employment by GCI during such time as I may be employed by GCI, and of the wages or salary and other benefits to be received by me in respect to such employment, it is understood and agreed as follows:

         I hereby do and will sell, assign and transfer to GCI all of my right, title and interest in and to all said rights which, during, or within two years after the termination of, my employment by GCI, have been or may be made or conceived by me, alone or with others, and within or arising out of any field of employment in which I have worked or shall work for GCI or arising out of any information regarding the business of GCI which has been or may be received by me while in GCI's employment.

         I will fully disclose to GCI as promptly as available all information known or possessed by me concerning the rights mentioned in the preceding paragraph; and, upon request of GCI and without further remuneration to me by GCI, but at the expense of GCI, I will execute all applications for patents and for copyright registration, assignments thereof and other instruments, and do all things which GCI may deem necessary to vest and maintain in it my entire right, title and interest in and to all such rights.

         This agreement replaces all previous agreements relating to the same or similar matters which I may have entered into with GCI with respect to my present and future period of employment by GCI. It shall inure to the benefit of the successors and assigns of GCI, and shall be binding upon my heirs, assigns, administrators and representatives. No oral agreement, statement or representation shall alter the provisions of this agreement.

Date: 5-1-00, 2000

  /s/ Debby Jo Blank
---------------------------
  (Signature of Employee)

    318 Colina Ct.
---------------------------
    (Address)
 La Jolla CA 92037